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                                                                     EXHIBIT 4.2

                          HANOVER COMPRESSOR COMPANY
                      DECEMBER 9, 1998 STOCK OPTION PLAN

1.   Preamble.

     Hanover Compressor Company, a Delaware corporation (the "Company"), hereby establishes the Hanover Compressor Company December 9, 1998 Stock Option Plan (the "Plan") as a means whereby the Company may, through awards of nonqualified stock options:

          (a) provide Company Officers, employees, Directors and consultants with additional incentive to promote the success of the Company's and its Subsidiaries' businesses;

          (b) enable such employees to acquire proprietary interests in the Company;

          (c) encourage such employees to remain in the employ of the Company and its Subsidiaries; and

          (d) provide officers and directors of, and consultants to, the Company and its Subsidiaries (who are not otherwise employees) with additional incentive to promote the success of the businesses of the Company and its Subsidiaries.

     The awards under this Plan shall be granted by the Company to appropriately reward employees who participated in the Company's 1997 Stock Purchase Plan as of the date hereof and have agreed to accept options under this Plan in exchange for waiving their rights to a contingent payment on July 1, 2001 under the terms of a Performance Award granted under the 1997 Stock Purchase Plan. Except as specifically provided in the prior sentence or otherwise herein, the provisions of this Plan do not apply to or affect any option, stock appreciation rights, or stock heretofore or hereafter granted under any other stock plan of the Company or any subsidiary, and all such options, stock appreciation rights or stock continue to be governed by and subject to the applicable provisions of the plan or agreement under which they were granted.

2.   Definitions.

     2.01 "Board" or "Board of Directors" means the board of directors the Company.

     2.02 "Cause" means (i) the commission by such Participant of an act of fraud, embezzlement or willful breach of a fiduciary duty to the Company (including the unauthorized disclosure of confidential or proprietary material information of the Company), (ii) a conviction of such Participant (or a plea of nolo contendere in lieu thereof) for a felony or a crime involving fraud, dishonesty or moral turpitude, (iii) willful failure of a Participant to follow the written directions of the chief executive officer of the Company or the Board in the case of executive officers of the Company; (iv) willful misconduct as an employee of the Company, (v) the willful failure of such Participant to render services to the Company in accordance with his employment
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or consulting arrangement, which failure amounts to a material neglect of his duties to the Company or (vi) substantial dependence, as determined by the Board, on alcohol or any drug, immediate precursor or other substance listed in
Schedule I-V of the Federal Comprehensive Drug Abuse Prevention and Control Act of 1970, as amended, as determined in the sole discretion of the Committee.

     2.03 "Change in Control" means the occurrence of any one of the following events:
          (a) any (A) consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or which contemplates that all or substantially all of the business and/ or assets of the Company shall be controlled by another corporation or (B) a recapitalization (including an exchange of Company equity securities by the holders thereof), in either case, in which any "Person" (as such term is used in Sections 13(d) and (14(d)(2) of the Exchange Act), other than the Controlling Shareholders, becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of securities of the Company representing more than 50% of the combined voting power of the Company's then outstanding securities ordinarily having the right to vote in the election of directors;

          (b) any sale, lease, exchange or transfer (in one transaction or series of related transactions) of all or substantially all of the assets of the Company and its Subsidiaries;

          (c) approval by the shareholders of the Company of any plan or proposal for the liquidation or dissolution of the Company, unless such plan or proposal is abandoned within 60 days following such approval; or

          (d) any "Person" (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act), other than the Controlling Shareholders, shall become the beneficial owner of securities of the Company representing more than 50% of the combined voting power of the Company's then outstanding securities ordinarily having the right to vote in the election of directors.

     2.04 "Code" means the Internal Revenue Code of 1986, as it exists now and as it may be amended from time to time.

     2.05 "Committee" means the Compensation Committee of the Board or any other committee comprised of two or more outside Directors appointed by the Board to administer the Plan, as the case may be. Each member of the Committee shall (a) be a member of the Board of Directors who has not at any time within one year prior thereto, or at any time during such member's term of service on the Committee, received any stock options, stock appreciation rights or allocations of any equity securities under the Plan or any other plan maintained by the Company or any of its affiliates, except as permitted pursuant to the provisions of Rule l6b-3(c)(2)(i) of the Exchange Act or any successor rule thereof; and
(b) be an outside Director as determined under Treasury Regulation 26 CFR
Section 1.162-27(e)(3) or any successor regulation thereto. Once appointed, the Committee shall continue to serve until otherwise directed by the Board of Directors.

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     2.06 "Common Stock" means the common stock of the Company, $.001 par value.

     2.07 "Company" means Hanover Compressor Company, a Delaware corporation, and any successor thereto.

     2.08 "Controlling Shareholders" means GKH Investments, L.P., GKH Partners, L.P., and the partners therein.

     2.09 "Director" means a member of the Board.

     2.10 "Disability" means being entitled to disability benefits under the terms of the Company's long term disability plan.

     2.11 "Exchange Act" means the Securities Exchange Act of 1934, as it exists now or from time to time may hereafter be amended.

     2.12 "Fair Market Value" means for the relevant day:

          (a) If shares of Common Stock are listed or admitted to unlisted trading privileges on any national or regional securities exchange, the last reported sale price, regular way, on the composite tape of that exchange on the day Fair Market Value is to be determined;

          (b) If the Common Stock is not listed or admitted to unlisted trading privileges as provided in paragraph (a), and if sales prices for shares of Common Stock are reported by the National Association of Securities Dealers, Inc. Automated Quotations, Inc. National Market System (*NASDAQ System"), then the last sale price for Common Stock reported as of the close of business on the day Fair Market Value is to be determined, or if no such sale takes place on that day, the average of the high bid and low asked prices so reported; if Common Stock is not traded on that day, the next preceding day on which such stock was traded; or

          (c) If trading of the Common Stock is not reported by the NASDAQ system or on a stock exchange, Fair Market Value will be determined by the Committee in its discretion based upon the best available data.

     2.13 "Officer" means a corporate or equivalent officer of the Company any Subsidiary of the Company.

     2.14 "Option" means the right of a Participant to purchase a specified number of shares of Common Stock, subject to the terms and conditions of the Plan.

     2.15 "Option Date" means the date upon which an option is awarded to a Participant under the Plan.

     2.16 "Option Price" means the price per share at which an Option may be exercised.

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     2.17 "Participant" means an individual to whom an Option has been granted under the Plan.

     2.18 "Plan" means the Hanover Compressor Company December 9, 1998 Stock Option Plan, as set forth herein and as from time to time amended.

     2.19 "Securities Act" means the Securities Act of 1933, as it exists now or from time to time may hereinafter be amended.

     2.20 "Subsidiary' means any corporation or other entity of which the majority voting power or equity interest is owned directly or indirectly by the Company.

     2.21 "Termination of Employment" means,

          (a) with respect to an employee when the employee's employment relationship with the company and all of its Subsidiaries is terminated, regardless of any severance arrangements. A transfer from the Company to a Subsidiary, or vice versa is not a termination of employment for purposes of this Plan;

          (b) with respect to a consultant when the consultant's consulting relationship with the Company is terminated either due to the termination of any consulting agreement, or otherwise, regardless of the fact that no employment relationship exists;

          (c) with respect to an officer or Director when such individual is no longer serving as an Officer or Director of the Company, as a consultant to or employee of the Company and any of its Subsidiaries.

     2.22 Rules of Construction.

          (a) Governing Law. The construction and operation of this Plan are governed by the laws of the State of Delaware.

          (b) Undefined Terms. Unless the context requires another meaning, any term not specifically defined in this Plan has the meaning given to it by the Code.

          (c) Headings. All headings in this Plan are for reference only and are not to be utilized in construing the Plan.

          (d) Gender. Unless clearly appropriate, all nouns of whatever gender refer indifferently to persons of any gender.

          (e) Singular and Plural. Unless clearly inappropriate, singular terms refer also to the plural and vice versa.

          (f) Severability. If any provision of this Plan is determined to be illegal or invalid for any reason, the remaining provisions shall continue in full force and effect and

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     shall be construed and enforced as if the illegal or invalid provision did not exist, unless the continuance of the Plan in such circumstances is not consistent with its purposes.

3.   Stock Subject to the Plan.

     Except as otherwise provided in Section 10, the aggregate number of shares of Common Stock that may be issued under options under this Plan may not exceed 350,000 shares of Common Stock. Reserved shares may be either authorized but unissued shares or treasury shares, in the Board's discretion. If any grants hereunder shall terminate or expire such shares shall be eligible to be granted as new Options under this Plan.

4.   Administration.

     The Plan shall be administered by the Committee. In addition to any other powers set forth in this Plan, the Committee has the exclusive authority:

          (a) to construe and interpret the Plan, and to remedy any ambiguities or inconsistencies therein;

          (b) to establish, amend and rescind appropriate rules and regulations relating to the Plan;

          (c) subject to the express provisions of the Plan, to determine the individuals who will receive grants of Options, the times when they will receive them, the number of shares to be subject to each award and the Option Price, payment terms, payment method, and expiration date applicable to each award;

          (d) to contest on behalf of the Company or Participants, at the expense of the Company, any ruling or decision on any matter relating to the Plan or to any grants of Options;

          (e) generally, to administer the Plan, and to take all such steps and make all such determinations in connection with the Plan and the grants of Options as it may deem necessary or advisable;

          (f) to determine the form in which tax withholding under Section 13 of this Plan will be made; and

          (g) to amend the Plan or any Option granted hereunder as may be necessary in order for any business combination involving the Company to qualify for pooling-of-interest treatment under APB No. 16.

5.   Eligible Participants

     All employees, Officers, and Directors of the Company and its Subsidiaries, and those consultants (who are not otherwise employees of the Company or any of its Subsidiaries) are eligible to participate in the Plan. Subject to the provisions of the Plan, the Committee shall

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determine from time to time those individuals who shall be designated as
Participants and the number, if any, of options to be granted to each such Participant;

6.   Terms and Conditions of options.

     All Options granted under this Plan shall be nonstatutory options, which are not intended to be classified as "incentive stock options" under Section 422 of the Code. The Committee may, in its discretion, grant Options to any Participant under the Plan. Each option shall be evidenced by an agreement between the Company and the Participant.

Each Option agreement, in such form as is approved by the Committee, shall be subject to the following express terms and conditions and to such other terms and conditions, not inconsistent with the Plan as the Committee may deem appropriate:

          (a)  Option Period. Each option will expire as of the earliest of:

               (i)   ten years from the Grant Date;

               (ii)  the date on which it is forfeited under the provisions of
          Section 8;

               (iii) the date three months after the Participant's Termination of Employment for any reason other than death or Disability; or

               (iv) the date twelve months after the Participant's death or Disability.

          (b) Option Price. At the time when the Option is granted, the Committee will fix the Option Price. The Option Price may be greater than, less than, or equal to Fair Market Value on the Option Date, as determined in the sole discretion of the Committee.

          (c) Other Option Provisions. The form of option authorized by the Plan may contain such other provisions as the Committee may from time to time determine.

7.   Manner of Exercise of Options.

     To exercise an Option in whole or in part, a Participant (or, after his death, his executor or administrator) must give written notice to the Committee, stating the number of shares to which he intends to exercise the Option. The Company will issue the shares with respect to which the Option is exercised upon payment in full of the Option Price. The Option Price may be paid (i) in cash,
(ii) in shares of Common Stock having an aggregate Fair Market Value, as determined on the date of delivery, equal to the Option Price, (iii) if permitted by the Committee, by cash or certified or cashier's check for the par value of the Plan Shares plus a promissory note for the balance of the purchase price, which note shall provide for full personal liability of the maker and shall contain such other terms and provisions as the Committee may determine, including without limitation the right to repay the note partially or wholly with Common Stock, or (iv) by delivery of irrevocable instructions to a broker to promptly deliver to the Company the amount of sale or loan proceeds necessary to pay for all Common Stock acquired through such exercise and any tax withholding obligations resulting from such exercise. The Option Price may be paid in

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shares of Common Stock which were received by the Participant upon the exercise of one or more Options.

8.   Vesting.

     A Participant may not exercise an option until it has become vested. The portion of an Option award that is vested depends upon the period that has elapsed since the Option Date. Unless the Committee establishes a different vesting schedule at the time when an option is granted, all Options granted under this Plan shall vest according to the following schedule:

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              Period Elapsed                          Vested Percentage
              --------------                          -----------------
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     First Anniversary of Option Date                 10%
     Second Anniversary of Option Date                30%
     Third Anniversary of Option Date                 60%
     Fourth Anniversary of Option Date               100%

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Except as provided below, upon a Termination of Employment, a Participant forfeits any Options that are not yet vested. Unless the Committee in its sole discretion specifically waives the application of this sentence, then notwithstanding the vesting schedule contained herein or in the Participant's agreement, if the Participant's Termination of Employment is terminated for Cause all options granted to the Participant will be immediately cancelled and forfeited by the Participant upon delivery to him of notice of such termination for Cause.

9.   Change of Control.

     Notwithstanding the provisions of Section 8 or anything contained in a Participant's agreement to the contrary, upon a Change in Control all Options shall be subject to the following:

          (a) The Company shall have the right to acquire from Participants their vested Options by payment of the difference between the price per share of Common Stock established in the Change of Control and the Option Price; and

          (b) All unvested options shall either (i) convert into options to purchase securities of the acquirer in the Change of Control on the same terms and conditions as apply to the options under the Plan, (ii) convert into such consideration as the Participant would have received had the options been fully vested, or (iii) be treated as otherwise determined by the Committee.

10.  Adjustments to Reflect Changes in Capital Structure.

     If there is any change in the corporate structure or shares of the Company, the Committee may, in its discretion, make any adjustments necessary to prevent accretion, or to protect against

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dilution, in the number and kind of shares authorized by the Plan and, with respect to outstanding options, in the number and kind of shares covered thereby and in the applicable Option Price. For the purpose of this Section 10, a change in the corporate structure or shares of the Company includes, without limitation, any change resulting from a recapitalization, stock split, stock dividend, consolidation, rights offering, spin-off, reorganization, or liquidation and any transaction in which shares of Common Stock are changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or another entity.

11.  Non-Transferability of Options.

     The options granted under the Plan are not transferable, voluntarily or involuntarily, other than by will or the laws of descent and distribution, or to the extent permissible under Section 422 of the Code pursuant to a qualified domestic relations order as defined in Section 414(p) of the Code. During a Participant's lifetime his options may be exercised only by him.

12.  Rights as Stockholder.

     No Common Stock may be delivered upon the exercise of any option until full payment has been made and all income tax withholding requirements thereon have been satisfied. A Participant has no rights whatsoever as a stockholder with respect to any shares covered by an Option until the date of the issuance of a stock certificate for the shares.

13.  Withholding Tax.

     The Company shall have the right to withhold in cash or shares of Common Stock with respect to any payments made to Participants under the Plan any taxes required by law to be withheld because of such payments.

14.  Non-Competition and Confidential Information.

     Each Participant receiving options shall be subject to the restriction that, during the term of his Option Agreement and for a period of two years thereafter, he or she (i) will not compete with any business of the Company or its Subsidiaries and (ii) will not disclose to persons outside the Company confidential information concerning the Company or its Subsidiaries without the Company's express written consent.

15.  No Right To Employment.

     Participation in the Plan will not give any Participant a right to be retained as an employee of the Company or any Subsidiary, or any right or claim to any benefit under the Plan, unless the right or claim has specifically accrued under the Plan.

16.  Amendment of the Plan.

     The Committee may from time to time amend or revise the terms of this Plan in whole or in part and may, without limitation, adopt any amendment deemed necessary; provided, however, that, except as provided in Section 4(g), no change in any Options previously granted to a

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Participant may be made that would impair the rights of the Participant without the Participant's consent.

17.  Conditions Upon Issuance of Shares.

     An option shall not be exercisable and a share of Common Stock shall not be issued pursuant to the exercise of an Option until such time as the Plan has been approved by the Board of Directors and unless the exercise of such option and the issuance and delivery of such share pursuant thereto shall comply with all relevant provisions of law, including, without limitation, the Securities Act, the Exchange Act, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares of Common Stock may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance. As a condition to the exercise of an Option, the Company may require the person exercising such Option to represent and warrant at the time of any such exercise that the Common Stock is being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned relevant provisions of law.

18.  Effective Date and Termination of Plan.

     18.01 Effective Date. This Plan is effective as of the date of its adoption by the Board of Directors. Prior to the Board of Director's approval, the Committee may, in its discretion, grant options under the Plan as if the Plan were effective, provided the exercise of the options so granted shall be expressly subject to the approval of the Plan by the Board of Directors.

     18.02 Termination of the Plan. The Board may terminate the Plan at any time with respect to any shares that are not then subject to Options. Termination of the Plan will not affect the rights and obligations of any Participant with respect to Options granted before termination.

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